                                                                   EXHIBIT 23.3

                                CONSENT OF KPMG

The Directors
Elan Corporation, plc
Monksland
Athlone
Country Westmeath

  We consent to the incorporation by reference in the Registration Statement on Form F-4 dated May 15, 1996 of Elan Corporation, plc of our report dated May 5, 1995 relating to the consolidated balance sheets of Elan Corporation, plc as of March 31, 1995 and 1994, and the related consolidated statements of income, cashflows and shareholders' equity and related schedule for each of the years in the three year period ended March 31, 1995, which report appears in the March 31, 1995 Annual Report on Form 20-F of Elan Corporation, plc.

                                          KPMG
                                          Chartered Accountants
Dublin, Ireland
May 15, 1996